EXHIBIT 2
[English Translation]

May 26, 2008
Company name: 1-105 Kanda Jimbo-cho, Chiyoda-ku, Tokyo
Internet Initiative Japan Inc.
Company representative: Koichi Suzuki, President and Representative Director
(Stock Code Number: 3774 The First Section of the Tokyo Stock Exchange)
Contact: Akihisa Watai, Director and CFO
TEL: 03-5259-6500

Amendment to Consolidated Financial Results for the Fiscal Year Ended March 31, 2008
[Under accounting principles generally accepted in the United States ("U.S. GAAP")]

Internet Initiative Japan Inc. ("IIJ") today announced that it has amended part of consolidated balance sheets in its consolidated financial results for the fiscal year ended March 31, 2008, which were announced on May 15, 2008.

１．Content of the amendments
IIJ’s amendment reduces “Other current liabilities” by JPY 110,415 thousand and increases “Other noncurrent liabilities” by the same amount in its consolidated balance sheets as of March 31, 2008.
This amendment is limited to “Other current liabilities” and “Other noncurrent liabilities” in IIJ’s consolidated balance sheets as of March 31, 2008, and therefore it does not affect its consolidated statements of income, or “Assets,” “Total liabilities” and “Shareholder’s equity” in its consolidated balance sheets, consolidated statements of shareholder’s equity and consolidated statements of cash flows, as of March 31, 2008. It also does not affect its non-consolidated financial statements of FY2007.

２．The places amended
The figures underlined are amended.

＜Page 14＞
Consolidated Financial Statements (Unaudited) (From April 1, 2007 through March 31, 2008)  (1) Consolidated Balance Sheets

［Before Amendment］

［After Amendment］

＜Page 35＞
Quarterly Consolidated Balance Sheets (Unaudited) (As of March 31, 2008 and March 31, 2007)

［Before Amendment］

［After Amendment］